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                                                                    EXHIBIT 4.23

                         BOARD REPRESENTATION AGREEMENT

                                     BETWEEN

                           BID.COM INTERNATIONAL INC.
       A COMPANY ORGANIZED AND EXISTING UNDER THE LAWS OF ONTARIO, CANADA
                          HEREUNDER REFERRED TO AS BII


                                       AND


                 LIME ROCK, PEDERSEN AND THE OTHER SHAREHOLDERS,
                               AS IDENTIFIED BELOW



WHEREAS

H. BII and ADB have entered into an agreement dated September 7, 2001 whereby BII has agreed to submit an offer to the shareholders of ADB relating to the purchase of all of the shares, warrants and options in ADB (the "Offer");

I. The Offer is subject to the approval of the shareholders of BII, such approval to be sought at a special meeting of shareholders presently scheduled for October 10, 2001 (the "Special Meeting")

J. In the event the Offer is successful, the shareholders of ADB as a group will hold approximately 30% of the shares of BII post-acquisition;

K. As a result of the significant holdings of Lime Rock Partners LLC ("LIME ROCK"), Jan Edvin Pedersen ("PEDERSEN") and Sandnes Investering, Rogaland Investering, AIG Private Bank Ltd. and Karstein Gjersvik (together the "OTHER SHAREHOLDERS") in BII post-acquisition, they have requested that they be entitled to nominate individuals to the board of directors of BII, for inclusion in a slate of directors to be put before the shareholders of BII at the Special Meeting and at the Annual General Meeting of shareholders;

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NOW, THEREFORE, BII, LIME ROCK, PEDERSEN AND THE OTHER SHAREHOLDERS HAVE AGREED
AS FOLLOWS:


                              PART A - NOMINATIONS

A.1. Subject to the terms and conditions contained herein, Management and the Board of Directors of BII agree to include nominees of LIME ROCK and PEDERSEN in the slate of directors for the Special Meeting, for appointment following the Special Meeting, upon successful completion of the Offer.

A.2     The nominees of each party shall be as follows:

        LIME ROCK - John Reynolds

        PEDERSEN - Martin Bekkeheien

        Each nominee must, prior to his or her nomination, provide a detailed five year biography for inclusion in public disclosure materials and execute all required consents and disclosure documents required pursuant to regulatory and exchange requirements. In the event that either nominee cannot participate in a meeting of the Board of Directors of BII during their term as directors, Pontus Wilfors (for John Reynolds) or Jone Skaara (for Martin Bekkeheien) shall be entitled to observer status at such meeting entitling such person to notice of such meeting, to be copied with all materials in respect of such meeting, and to attend such meeting. Such observer rights shall be subject to the Board of Directors' right to in camera sessions as and when determined by the Board.

A.3 No more than once each twelve months (on a rolling basis), LIME ROCK shall be entitled to replace their nominee (either prior to election to the Board of Directors of BII or following election) on no less than ten business days prior written notice to the Chairman and Secretary of the Board of Directors, and the Board of Directors shall as promptly as practical act to elect such new nominee in the stead of the resigning nominee. LIME ROCK understand and agree that new nominees to the Board of Directors may be required to satisfy applicable Canadian residency or other regulatory requirements to be eligible for appointment.

A.4 PEDERSEN agrees that he shall not be entitled to nominate any individual other than Martin Bekkeheien, until the next Annual General Meeting of the shareholders of BII or such time as Mr. Bekkeheien indicates he no longer wishes to serve on the Board of Directors of BII, whatever comes first. At such time, PEDERSEN shall be entitled to nominate himself or another person on the same basis as described above. Prior to such time as PEDERSEN becomes a member of the Board of Directors of BII, PEDERSEN shall be entitled to observer status at all BII Board of Directors meetings, entitling him to notice of all such meetings, to be copied with all materials in respect of such meetings, and to attend such meetings. Such observer rights shall be subject to the Board of Directors' right to in camera sessions as and when determined by the Board.

A.5 In addition, at the next Annual General Meeting of the shareholders of BII, the OTHER SHAREHOLDERS shall be entitled to a nominee to the Board of Directors of BII. The OTHER SHAREHOLDERS understand and agree that such new nominee to the Board of

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        Directors may be required to satisfy applicable Canadian residency or other regulatory requirements to be eligible for appointment. BII shall be entitled to rely on a statement in writing from Oddvar Fosse as to the identity of the nominee.

A.6 The Board of Directors and management of BII agree that the rights of nomination herein shall apply for the periods set out below:

        LIME ROCK - until such time as LIME ROCK and other entities controlled by LIME ROCK should hold less than 2.5% of the outstanding shares of BII;

        PEDERSEN - until such time as PEDERSEN and other entities controlled by PEDERSEN should hold less than 2.5% of the outstanding shares of BII.

        OTHER SHAREHOLDERS - until such time as the OTHER SHAREHOLDERS as a group and other entities controlled by the OTHER SHAREHOLDERS should hold less than 50% of the shares of BII which they receive pursuant to the Offer, provided that any OTHER SHAREHOLDER which individually holds less than 50% of the shares of BII which they receive pursuant to the Offer shall no longer be entitled to participate in such nomination process.

A.6 LIMEROCK, PEDERSEN and the OTHER SHAREHOLDERS hereby understand and agree that the rights of nomination herein do not guarantee election of such nominees, and that the Board of Directors and management of BII do not hold sufficient shares to ensure such elections.

A.7 In addition to the Board positions contemplated above, each nominee who is elected or appointed to the Board hereunder shall be entitled to hold a seat on a Committee, subject to Canadian residency requirements and any applicable independence or member expertise requirements. BII agrees that it shall use its best efforts to ensure that LIME ROCK's nominee holds a seat on the Management Resource and Compensation Committee or the Audit Committee of the Board, and at a minimum has observer status (on the same terms as described above) with respect to the Audit Committee of the Board; and that PEDERSEN's nominee holds a seat on the Corporate Governance Committee of the Board, for so long as Martin Bekkeheien is such nominee.


                             PART B - MISCELLANEOUS

B.1 No public announcement concerning this agreement shall be made by a party hereto without the consent of the others or except as may be required by law.

B.2     This agreement shall not be assignable by any party hereto.

B.3 This agreement will be binding upon, enure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

B.4 All notices and other communications provided for or permitted hereunder shall be made by hand delivery or by fax as follows:

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        (a)     if to BII, at:

                6725 Airport Road, Suite 201
                Mississauga Ontario
                CANADA, L4V 1V2

                Attention: Corporate Secretary
                Fax No: (905) 672-7514

        (b)     if to LIME ROCK, at:

                Lime Rock Management LP
                518 Riverside Avenue
                Westport CT 06880, USA

                Attention:    John T. Reynolds
                Fax No:       +1 (203) 293 2760

        (c)     if to PEDERSEN, at:

                ADB Systemer ASA
                Vingv. 2
                4050 Sola, Norway

                Attention:    Jan Edvin Pedersen
                Fax No:       +47 51 64 71 40

        (d)     if to the OTHER SHAREHOLDERS, at

                Sandnes Investering ASA
                Folkvordv. 11
                4318 Sandnes

                Attention:    Oddvar Fosse
                Fax No:       +47 51 68 69 82

        or to such other address or person as either party may specify by notice in writing to the other. All such notices or communications shall be deemed to have been duly given or made:

        (i)     when delivered by hand, or


        (ii)    if sent by fax, when receipt is acknowledged.


B.5 This agreement is governed by Ontario law. The courts of Ontario shall serve as the legal venue of any possible disputes.

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This agreement is entered into in 3 - three - originals, one to each party.



                                7 September, 2001


BID.COM INTERNATIONAL INC                            LIME ROCK PARTNERS LLC



------------------------                             ------------------------
Jeff Lymburner                                       John Reynolds
President & CEO                                      Principal




                                                     SANDNES INVESTERING



------------------------                             ------------------------
JAN EDVIN PEDERSEN                                   Name:
                                                     Title:




ROGALAND INVESTERING                                  AIG PRIVATE BANK LTD.



------------------------                             ------------------------
Name:                                                Name:
Title:                                               Title:



------------------------
KARSTEIN GJERSVIK